Exhibit 10.12

DEED POLL

THIS DEED POLL is made on 7 November 2016 by Global Indemnity Ltd. (the “Company”),

IN FAVOUR OF all persons holding issued and outstanding shares in the capital of the Company, whether as registered shareholders or indirectly in respect of shares registered in the name of Cede & Co or another nominee, from time to time (each a “Beneficiary”).

IT IS AGREED as follows:

1.	BACKGROUND

1.1	The Company has been established for the purposes of consummating a scheme of arrangement under sections 449 to 455 of the Companies Act 2014 of Ireland (the “Scheme”) proposed to be prosecuted by Global Indemnity Public Limited Company, an Irish company listed on the NASDAQ exchange (“GBLI”) and as more fully set out in a Scheme of Arrangement and a Proxy Statement pursuant to Section 14(a) of the US Securities Exchange Act of 1934 each published in respect of the Scheme (the “Scheme Documents”).

1.2	The implementation of the Scheme is intended to have the result that persons holding shares in the capital of GBLI immediately prior to the Scheme being effective in accordance with its terms (the Scheme Shareholders under the Scheme) shall hold an equivalent number and class of shares in the capital of the Company (the Shares under the Scheme), the directly and indirectly-held assets of GBLI will become directly or indirectly-held assets of the Company, and certain obligations of GBLI will be assumed by the Company.

1.3	All capitalised terms used but not defined in this Deed Poll shall have the meanings given in the Scheme Documents.

2.	UNDERTAKINGS

2.1	The Company hereby confirms that it does not intend to, and in consequence agrees and undertakes in favour of each Beneficiary, in each case as a several undertaking, that following the Effective Date of the Scheme, it shall not, as part of any transaction undertaken in connection with the Scheme:

(a)	contribute any assets directly held by the Company; or

(b)	cause or allow to be contributed any assets treated as directly held by the Company for U.S. federal income tax purposes,

to any entity classified as a corporation for U.S. federal income tax purposes, in each case unless the Company shall first (i) have obtained an ordinary resolution of its shareholders; or (ii) have agreed to indemnify and hold harmless each affected Beneficiary in respect of any resulting U.S. federal income tax liability to the same extent and on the same terms as such Beneficiary would have been entitled to be indemnified pursuant to the terms of, and in substantially the same manner as is set out in, the Indemnification Agreement entered into by United America Indemnity Ltd. on July 2, 2010.

2.2	The provisions of this Clause 2 are intended to monitor compliance with the “controlled asset transfer” rules of United States Treasury regulations Section 1.367(a)-3(d) and shall be interpreted consistently therewith.

2.3	The confirmations, agreements and undertakings given in this Deed Poll are subject to, and conditional upon, the Scheme being effective in accordance with its terms.

3.	THIRD PARTY RIGHTS

The provisions of this Deed Poll shall be enforceable under the Contracts (Rights of Third Parties) Law, 2014 by any Beneficiary.

4.	LAW AND JURISDICTION

4.1	This Deed Poll is governed by, and shall be construed in accordance with, the law of the Cayman Islands.

THIS DEED POLL has been executed and delivered as a Deed Poll the day and year first above written.

EXECUTED AS A DEED by GLOBAL INDEMNITY LTD. by:	)
	)	/s/ Thomas M. McGeehan
	)	Duly Authorised Signatory
)
	)	Name:	Thomas M. McGeehan
)
	)	Title:	Chief Financial Officer

in the presence of:

/s/ Patricia A. Kirk Signature of Witness

Name:	Patricia A. Kirk